Exhibit 10.1

second AMENDMENT TO first amended and restated SENIOR SECURED CREDIT AGREEMENT

THIS SECOND AMENDMENT TO FIRST AMENDED AND RESTATED SENIOR SECURED CREDIT AGREEMENT (this “Amendment”) is made as of the 10th day of August, 2020, by and among HEALTHCARE TRUST OPERATING PARTNERSHIP, L.P., a Delaware limited partnership (“Borrower”), HEALTHCARE TRUST, INC., a Maryland corporation (“REIT”), THE PARTIES EXECUTING BELOW AS “SUBSIDIARY GUARANTORS” (the “Subsidiary Guarantors”; REIT and the Subsidiary Guarantors, collectively the “Guarantors”), KEYBANK NATIONAL ASSOCIATION (“KeyBank”), individually and as Agent for itself and the other Lenders from time to time a party to the Credit Agreement (as hereinafter defined) (KeyBank, in its capacity as Agent, is hereinafter referred to as “Agent”), and THE OTHER “LENDERS” WHICH ARE SIGNATORIES HERETO (KeyBank and such Lenders hereinafter referred to collectively as the “Lenders”).

W I T N E S S E T H:

WHEREAS, Borrower, Agent and certain of the Lenders entered into that certain First Amended and Restated Senior Secured Credit Agreement dated as of March 13, 2019, as amended by that certain First Amendment to First Amended and Restated Senior Secured Credit Agreement dated as of March 24, 2020 (as the same may be further varied, extended, supplemented, consolidated, amended, replaced, increased, renewed or modified or restated from time to time, the “Credit Agreement”); and

WHEREAS, Borrower has requested that the Agent and the Lenders make certain modifications to the terms of the Credit Agreement; and

WHEREAS, the Agent and the Lenders have agreed to make such modifications subject to the execution and delivery by Borrower and Guarantors of this Amendment.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto do hereby covenant and agree as follows:

1.             Definitions. All the terms used herein which are not otherwise defined herein shall have the meanings set forth in the Credit Agreement (as modified and amended by this Amendment).

2.             Modification of the Credit Agreement. Borrower, the Lenders and Agent do hereby modify and amend the Credit Agreement as follows:

(a)               By deleting in its entirety the definition of “Applicable Margin” appearing in §1.1 of the Credit Agreement and inserting in lieu thereof the following new definition:

“Applicable Margin. Commencing on the Second Amendment Date and until the last day of the calendar quarter immediately preceding the Distributions Covenant Commencement Quarter, the Applicable Margin for LIBOR Rate Revolving Credit Loans, Base Rate Revolving Credit Loans, LIBOR Rate Term Loans and Base Rate Term Loans shall be a percentage per annum as set forth below based on the ratio of the Consolidated Total Indebtedness to the Consolidated Total Asset Value:

Pricing Level	Ratio	LIBOR Rate Revolving Credit Loans	Base Rate Revolving Credit Loans	LIBOR Rate Term Loans	Base Rate Term Loans
Pricing Level 1	Less than 40%	1.85%	0.60%	1.80%	0.55%
Pricing Level 2	Greater than or equal to 40% but less than 45%	2.00%	0.75%	1.95%	0.70%
Pricing Level 3	Greater than or equal to 45% but less than 50%	2.15%	0.90%	2.10%	0.85%
Pricing Level 4	Greater than or equal to 50% but less than 55%	2.30%	1.05%	2.25%	1.0%
Pricing Level 5	Greater than or equal to 55% but less than 60%	2.45%	1.20%	2.40%	1.15%
Pricing Level 6	Greater than or equal to 60%	2.60%	1.35%	2.55%	1.30%

Commencing on the first (1st) day of the Distributions Covenant Commencement Quarter and on any date thereafter, the Applicable Margin for LIBOR Rate Revolving Credit Loans, Base Rate Revolving Credit Loans, LIBOR Rate Term Loans and Base Rate Term Loans shall be a percentage per annum as set forth below based on the ratio of the Consolidated Total Indebtedness to the Consolidated Total Asset Value:

Pricing Level	Ratio	LIBOR Rate Revolving Credit Loans	Base Rate Revolving Credit Loans	LIBOR Rate Term Loans	Base Rate Term Loans
Pricing Level 1	Less than 40%	1.60%	0.35%	1.55%	0.30%
Pricing Level 2	Greater than or equal to 40% but less than 45%	1.75%	0.50%	1.70%	0.45%
Pricing Level 3	Greater than or equal to 45% but less than 50%	1.90%	0.65%	1.85%	0.60%
Pricing Level 4	Greater than or equal to 50% but less than 55%	2.05%	0.80%	2.00%	0.75%
Pricing Level 5	Greater than or equal to 55% but less than 60%	2.20%	0.95%	2.15%	0.90%
Pricing Level 6	Greater than or equal to 60%	2.35%	1.10%	2.30%	1.05%

The Applicable Margin as of the Second Amendment Date shall be at Pricing Level 6. The Applicable Margin shall not be adjusted based upon such ratio, if at all, until the first day of the first month following the delivery by the Borrower to the Agent of the Compliance Certificate after the end of a calendar quarter (provided, with respect to the adjustment to the Applicable Margin as a result of the commencement of the Distributions Covenant Commencement Quarter, such adjustment shall occur on the first (1st) day of the Distributions Covenant Commencement Quarter and be based upon such ratio as reported in the last Compliance Certificate delivered to Agent under this Agreement). In the event that the Borrower shall fail to deliver to the Agent a quarterly Compliance Certificate on or before the date required by §7.4(c), then, without limiting any other rights of the Agent and the Lenders under this Agreement, the Applicable Margin shall be at Pricing Level 6 until such failure is cured within any applicable cure period, or waived in writing by the Majority Lenders, in which event the Applicable Margin shall adjust, if necessary, on the first day of the first month following receipt of such Compliance Certificate.

In the event that the Agent, REIT or the Borrower in good faith determines that any financial statements previously delivered were incorrect or inaccurate (regardless of whether this Agreement or the Commitments are in effect when such inaccuracy is discovered), and such inaccuracy, if corrected, would have led to the application of a higher Applicable Margin for any period (an “Applicable Period”) than the Applicable Margin applied for such Applicable Period, then (a) the Borrower shall as soon as practicable deliver to the Agent the corrected financial statements for such Applicable Period, (b) the Applicable Margin shall be determined as if the Pricing Level for such higher Applicable Margin were applicable for such Applicable Period, and (c) the Borrower shall within three (3) Business Days of demand thereof by the Agent pay to the Agent the accrued additional amount owing as a result of such increased Applicable Margin for such Applicable Period, which payment shall be promptly applied by the Agent in accordance with this Agreement.”;

(b)           By deleting the words and figures “a seven percent (7%)” from the first (1st) sentence of the definition of “Debt Service Coverage Amount” appearing in §1.1 of the Credit Agreement, and inserting in lieu thereof the following: “an eight and one-half percent (8.5%)”;

(c)           By deleting in its entirety the definition of “Distributions Limit” appearing in §1.1 of the Credit Agreement, and inserting in lieu thereof the following new definition:

“Distributions Limit. The maximum amount of Distributions (other than any Distribution expressly permitted pursuant to the third (3rd) sentence of §8.7(a)) payable by Borrower and REIT to their respective owners during any fiscal quarter, which when added to the aggregate amount of all other Distributions paid in the same fiscal quarter and the preceding three (3) fiscal quarters, would not exceed ninety-five percent (95%) of such Person’s Modified FFO for such period (calculated as of the last day of the most recently ended fiscal quarter for the four quarter period ending on such date of determination).”;

(d)           By inserting the following new definitions in §1.1 of the Credit Agreement in the appropriate alphabetical order:

“Distribution Trigger Conditions. The satisfaction of each of the following conditions: (i) the Borrower shall have given notice to the Agent designating the fiscal quarter that Borrower intends to be the Distributions Covenant Commencement Quarter not later than the date of delivery of the Compliance Certificate for the fiscal quarter immediately preceding the Distributions Covenant Commencement Quarter pursuant to §7.4(c) (the “Distribution Trigger Notice”), (ii) as of the date of such Distribution Trigger Notice and the first (1st) day of the Distributions Covenant Commencement Quarter designated in the Distribution Trigger Notice, no Default or Event of Default shall exist, (iii) as of the date of such Distribution Trigger Notice and as of the first (1st) day of the Distributions Covenant Commencement Quarter designated in the Distribution Trigger Notice, the Borrower shall have Liquidity of not less than One Hundred Million and No/100 Dollars ($100,000,000.00) (provided, for purposes of this clause (iii), Liquidity shall be determined after giving effect to the aggregate amount of Distributions projected to be paid by Borrower and REIT to their respective owners during the Distributions Covenant Commencement Quarter), (iv) as of the last day of the fiscal quarter immediately preceding the Distributions Covenant Commencement Quarter designated in the Distribution Trigger Notice, the ratio of Consolidated Total Indebtedness to Consolidated Total Asset Value (expressed as a percentage) shall be less than sixty-two and one half percent (62.5%), and (v) simultaneously with or prior to the delivery of the Distribution Trigger Notice, the Borrower shall have provided to the Agent a Compliance Certificate (provided, said Compliance Certificate may be consolidated with the Compliance Certificate referenced in clause (i) of this definition) demonstrating compliance, in reasonable detail, with the conditions set forth in the foregoing clauses (ii) through (iv) (in addition to the items included in the form of Compliance Certificate attached as Exhibit I hereto) and the Agent shall have approved said Compliance Certificate.”; and

“Second Amendment Date. August 10, 2020.”;

(e)           By deleting in its entirety the last sentence of the definition of “LIBOR” appearing in §1.1 of the Credit Agreement, and inserting in lieu thereof the following new sentence:

“Notwithstanding the foregoing, from and after the Second Amendment Date, if the rate shown on Reuters Screen LIBOR 01 Page (or any successor service designated pursuant to this definition) shall at any time be less than one-quarter of one percent (0.25%), then such rate shall be deemed to be one-quarter of one percent (0.25%) for the purposes of this Agreement and the other Loan Documents.”;

(f)            By deleting in its entirety the definition of “LIBOR Termination Date” appearing in §1.1 of the Credit Agreement;

(g)           By inserting the following as §1.2(n) of the Credit Agreement:

“(n)         Agent does not warrant or accept any responsibility for, and shall not have any liability with respect to, the administration, submission or any other matter related to the London interbank offered rate or other rates in the definition of “LIBOR” or with respect to any alternative or successor rate thereto, or replacement rate therefor or thereof, including, without limitation, whether the composition or characteristics of any such alternative, successor or replacement reference rate, as it may or may not be adjusted pursuant to §4.16, will be similar to, or produce the same value or economic equivalence of, LIBOR or have the same volume or liquidity as did the London interbank offered rate prior to its discontinuance or unavailability.”;

(h)           By deleting in its entirety §3.2 of the Credit Agreement and inserting in lieu thereof the following new §3.2:

“3.2. Mandatory Prepayments.

(a)           If at any time (i) the sum of the aggregate outstanding principal amount of the Revolving Credit Loans, the Swing Loans and the Letter of Credit Liabilities exceeds the lesser of (x) Total Revolving Credit Commitment, or (y) the Borrowing Base Availability minus the principal amount of the Outstanding Term Loans, or (ii) the sum of the aggregate outstanding principal amount of the Revolving Credit Loans, the Term Loans, the Swing Loans and the Letter of Credit Liabilities exceeds the lesser of (x) the Total Commitment and (y) the Borrowing Base Availability, then the Borrower shall, within five (5) Business Days of such occurrence pay the amount of such excess to the Agent for the respective accounts of the Revolving Credit Lenders (in the case of clause (i)(x)) or all of the Lenders (in the case of clauses (i)(y) and (ii)), as applicable, for application to the Revolving Credit Loans and Term Loans as provided in §3.4, together with any additional amounts payable pursuant to §4.7, and deposit in the Collateral Account and pledge to the Agent cash in any additional amount necessary to secure the Outstanding Letter of Credit Liabilities, except that the amount of any Swing Loans shall be paid solely to the Swing Loan Lender.

(b)           Upon the occurrence of any and all capital events by REIT, the Borrower or any of their respective Subsidiaries, including, without limitation, all asset sales, refinancings and financings (secured, unsecured or otherwise), recapitalizations, equity issuances and other similar capital transactions consummated by REIT, the Borrower or any Subsidiary thereof (for the avoidance of doubt, excluding the borrowing or issuance of any Loan or Letter of Credit or other capital event occurring under the Loan Documents), during the period commencing on the Second Amendment Date and ending on the first (1st) day of the Distributions Covenant Commencement Quarter (provided, for the avoidance of doubt, that the Distribution Trigger Conditions have been satisfied with respect to such fiscal quarter), the Borrower shall, within two (2) Business Days after the receipt of net cash proceeds by REIT, the Borrower or any Subsidiary thereof from such capital event, prepay the outstanding principal amount of Revolving Credit Loans in an amount equal to the lesser of (x) one hundred percent (100%) of the net cash proceeds of each such capital event and (y) the outstanding principal balance of Revolving Credit Loans outstanding on the date of such prepayment; provided, further, that Borrower shall, to the extent feasible, give at least one (1) Business Days’ prior written notice to Agent of the expected date of each such capital event. For the purposes of this §3.2(b), net cash proceeds shall be an amount equal to the gross cash proceeds of such capital event, less the amount of all usual and customary closing costs and other out of pocket costs, fees and expenses incurred in connection with such capital event, all amounts required to repay in full in cash any Indebtedness (if any) being repaid or refinanced in connection with such capital event, all taxes paid or reasonably expected to be paid in connection therewith, and any amounts attributable to Unconsolidated Affiliates. Notwithstanding anything to the contrary contained herein, prepayments made by Borrower pursuant to this §3.2(b) shall be applied first, pro rata to the principal of any Outstanding Swing Loans, second, pro rata to the principal of any Outstanding Revolving Credit Loans (and with respect to each category of Revolving Credit Loans, first, pro rata to the principal of Revolving Credit Base Rate Loans, and then second, pro rata to the principal of LIBOR Rate Revolving Credit Loans), and third, to cash collateralize any outstanding Letter of Credit Liabilities on a pro rata basis, in each case without any reduction in Revolving Credit Commitments.”;

(i)            By deleting the words and figures “§3.2(a)(ii) or §3.2(b)” appearing in §3.4 of the Credit Agreement and inserting in lieu thereof the words and figures: “§3.2(a)(i)(y) or §3.2(a)(ii)”;

(j)            By deleting the word “In” appearing at the beginning of §4.5, and inserting in lieu thereof the words: “Subject to §4.16, in”;

(k)           By deleting in its entirety §4.16 of the Credit Agreement, and inserting in lieu thereof the following new §4.16:

4.16 Successor LIBOR Rate.

(a)          Benchmark Replacement. Notwithstanding anything to the contrary herein or in any other Loan Document, (i) upon the determination of the Agent (which shall be conclusive absent manifest error) that a Benchmark Transition Event has occurred or (ii) upon the occurrence of an Early Opt-in Election, as applicable, the Agent and the Borrower may amend this Agreement to replace LIBOR with a Benchmark Replacement, by a written document executed by the Borrower and the Agent, subject to the requirements of this §4.16. Notwithstanding the requirements of §27 or anything else to the contrary herein or in any other Loan Document, any such amendment with respect to a Benchmark Transition Event will become effective and binding upon the Agent, the Borrower and the Lenders at 5:00 p.m. (Cleveland time) on the fifth (5th) Business Day after the Agent has posted such proposed amendment to all Lenders and the Borrower so long as the Agent has not received, by such time, written notice of objection to such amendment from Lenders comprising the Majority Lenders, and any such amendment with respect to an Early Opt-in Election will become effective and binding upon the Agent, the Borrower and the Lenders on the date that Lenders comprising the Majority Lenders have delivered to the Agent written notice that such Majority Lenders accept such amendment. No replacement of LIBOR with a Benchmark Replacement pursuant to this §4.16 will occur prior to the applicable Benchmark Transition Start Date. The Applicable Margin for LIBOR Rate Loans shall apply, and be added, to the Benchmark Replacement.

(b)           Benchmark Replacement Conforming Changes. In connection with the implementation of a Benchmark Replacement, the Agent will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement or the other Loan Documents.

(c)           Notices; Standards for Decisions and Determinations. The Agent will promptly notify the Borrower and the Lenders in writing of (i) any occurrence of a Benchmark Transition Event or an Early Opt-in Election, as applicable, and its related Benchmark Replacement Date and Benchmark Transition Start Date, (ii) the implementation of any Benchmark Replacement, (iii) the effectiveness of any Benchmark Replacement Conforming Changes and (iv) the commencement or conclusion of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Agent or Lenders pursuant to this §4.16, including, without limitation, any determination with respect to a tenor, comparable replacement rate or adjustment, or implementation of any Benchmark Replacement Rate Conforming Changes, or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action, will be conclusive and binding on all parties hereto or to the other Loan Documents absent manifest error and may be made in its or their sole discretion and without consent from any other party hereto, except, in each case, as expressly required pursuant to this §4.16 and shall not be a basis of any claim of liability of any kind or nature by any party hereto or thereto, all such claims being hereby waived individually by each party hereto and thereto.

(d)           Benchmark Unavailability Period. Upon the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, the Borrower may revoke any request for a borrowing of Loans that is to be a LIBOR Rate Loan, conversion to or continuation of LIBOR Rate Loans to be made, converted or continued during any Benchmark Unavailability Period and, failing that, the Borrower will be deemed to have converted any such request into a request for a borrowing of or conversion to Base Rate Loans. During any Benchmark Unavailability Period, the components of Base Rate based upon LIBOR will not be used in any determination of Base Rate.

(e)           Certain Defined Terms. As used in this §4.16:

“Benchmark Replacement” means the sum of: (a) the alternate benchmark rate (which may include Term SOFR) that has been selected by the Agent and the Borrower giving due consideration to (i) any selection or recommendation of a replacement rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a rate of interest as a replacement to LIBOR for U.S. dollar-denominated syndicated credit facilities at such time and (b) the Benchmark Replacement Adjustment; provided that, if the Benchmark Replacement as so determined would be less than positive 0.25%, the Benchmark Replacement will be deemed to be positive 0.25% for the purposes of this Agreement.

“Benchmark Replacement Adjustment” means, with respect to any replacement of LIBOR with an Unadjusted Benchmark Replacement for each applicable Interest Period, the spread adjustment, or method for calculating or determining such spread adjustment (which may be a positive or negative value or zero) that has been selected by the Agent and the Borrower giving due consideration to (i) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of LIBOR with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of LIBOR with the applicable Unadjusted Benchmark Replacement for U.S. dollar-denominated syndicated credit facilities at such time.

“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Base Rate,” the definition of “Interest Period,” timing and frequency of determining rates and making payments of interest and other administrative matters) that the Agent decides may be appropriate to reflect the adoption and implementation of such Benchmark Replacement and to permit the administration thereof by the Agent in a manner substantially consistent with market practice (or, if the Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Agent determines that no market practice for the administration of the Benchmark Replacement exists, in such other manner of administration as the Agent decides is reasonably necessary in connection with the administration of this Agreement).

“Benchmark Replacement Date” means the earlier to occur of the following events with respect to LIBOR:

(1) in the case of clause (1) or (2) of the definition of “Benchmark Transition Event,” the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the administrator of LIBOR permanently or indefinitely ceases to provide LIBOR; or (2) in the case of clause (3) of the definition of “Benchmark Transition Event,” the date of the public statement or publication of information referenced therein.

“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to LIBOR:

(1) a public statement or publication of information by or on behalf of the administrator of LIBOR announcing that such administrator has ceased or will cease to provide LIBOR, permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide LIBOR;

(2) a public statement or publication of information by the regulatory supervisor for the administrator of LIBOR, the U.S. Federal Reserve System, an insolvency official with jurisdiction over the administrator for LIBOR, a resolution authority with jurisdiction over the administrator for LIBOR or a court or an entity with similar insolvency or resolution authority over the administrator for LIBOR, which states that the administrator of LIBOR has ceased or will cease to provide LIBOR permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide LIBOR; or

(3) a public statement or publication of information by the regulatory supervisor for the administrator of LIBOR or a Relevant Governmental Body announcing that LIBOR is no longer representative.

“Benchmark Transition Start Date” means (a) in the case of a Benchmark Transition Event, the earlier of (i) the applicable Benchmark Replacement Date and (ii) if such Benchmark Transition Event is a public statement or publication of information of a prospective event, the 90th day prior to the expected date of such event as of such public statement or publication of information (or if the expected date of such prospective event is fewer than 90 days after such statement or publication, the date of such statement or publication) and (b) in the case of an Early Opt-in Election, the date specified by the Agent or the Majority Lenders, as applicable, by notice to the Borrower, the Agent (in the case of such notice by the Majority Lenders) and the Lenders.

“Benchmark Unavailability Period” means, if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to LIBOR and solely to the extent that LIBOR has not been replaced with a Benchmark Replacement, the period (x) beginning at the time that such Benchmark Replacement Date has occurred if, at such time, no Benchmark Replacement has replaced LIBOR for all purposes hereunder in accordance with this §4.16 and (y) ending at the time that a Benchmark Replacement has replaced LIBOR for all purposes hereunder pursuant to this §4.16.

“Early Opt-in Election” means the occurrence of:

(1) a determination by the Agent that U.S. dollar-denominated syndicated credit facilities being executed at such time, or that include language similar to that contained in this §4.16 are being executed or amended, as applicable, to incorporate or adopt a new benchmark interest rate to replace LIBOR, and

(2) the election by the Agent to declare that an Early Opt-in Election has occurred and the provision by the Agent of written notice of such election to the Borrower and the Lenders.

“Federal Reserve Bank of New York’s Website” means the website of the Federal Reserve Bank of New York at http://www.newyorkfed.org, or any successor source.

“Relevant Governmental Body” means the Federal Reserve Board and/or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve Board and/or the Federal Reserve Bank of New York or any successor thereto, including without limitation the Alternative Reference Rates Committee.

“SOFR” with respect to any day means the secured overnight financing rate published for such day by the Federal Reserve Bank of New York, as the administrator of the benchmark, (or a successor administrator) on the Federal Reserve Bank of New York’s Website.

“Term SOFR” means the forward-looking term rate based on SOFR that has been selected or recommended by the Relevant Governmental Body.

“Unadjusted Benchmark Replacement” means the Benchmark Replacement excluding the Benchmark Replacement Adjustment.”;

(l)                 By deleting in its entirety §8.7(a) of the Credit Agreement and inserting in lieu thereof the following new §8.7(a):

“From and after the Second Amendment Date and until the commencement of the Distributions Covenant Commencement Quarter, neither the Borrower nor REIT shall pay any Distribution to their respective owners (other than (i) Preferred Distributions in compliance with the terms and conditions of this Agreement and so long as no Default or Event of Default exists or would result therefrom, (ii) Distributions in an amount equal to the minimum distributions required under the Code to maintain the REIT Status of REIT, as evidenced by a certification of the principal financial or accounting officer of REIT containing calculations in detail reasonably satisfactory in form and substance to the Agent, in each case, in compliance with the terms and conditions of this Agreement, and (iii) Distributions expressly permitted pursuant to the third (3rd) sentence of this §8.7(a)). From and after the commencement of the Distributions Covenant Commencement Quarter, neither Borrower nor REIT shall pay any Distribution (other than any Distribution expressly permitted pursuant to the third (3rd) sentence of this §8.7(a)) to their respective owners to the extent that the aggregate amount of such Distributions paid in any fiscal quarter would exceed the Distributions Limit; provided however, that the period of measurement under this second (2nd) sentence of §8.7(a) shall commence with the Distributions Covenant Commencement Quarter, and until such time as four (4) full fiscal quarters have elapsed after the commencement of the Distributions Covenant Commencement Quarter, the aggregate amount of such permitted Distributions and such Person’s Modified FFO shall be determined by using only the fiscal quarters that have elapsed from and after the Distributions Covenant Commencement Quarter and annualizing such amounts in a manner reasonably acceptable to the Agent, and provided, further, that the limitations contained in this second (2nd) sentence of §8.7(a) shall not preclude the Borrower or REIT from making Distributions in an amount (i) equal to the minimum distributions required under the Code to maintain the REIT Status of REIT and (ii) to avoid the payment of federal or state income or excise tax, in each case, as evidenced by a certification of the principal financial officer or accounting officer of REIT containing calculations in detail reasonably satisfactory in form and substance to the Agent; “Distributions Covenant Commencement Quarter” shall mean the first full fiscal quarter commencing after February 10, 2021 that is designated as the Distributions Covenant Commencement Quarter in accordance with the Distribution Trigger Conditions (and provided the Distribution Trigger Conditions shall have been satisfied with respect to such fiscal quarter). Notwithstanding the foregoing, so long as no Event of Default has occurred and is continuing or would result therefrom, including an Event of Default related to any financial covenant set forth in this Agreement, (i) the Borrower and REIT may request the Majority Lenders’ consent to a Distribution that is not a Distribution permitted by the immediately preceding sentence, which consent shall be granted or withheld in the sole, but good faith, business judgment of the Majority Lenders, (ii) from and after the commencement of the Distributions Covenant Commencement Quarter, the Borrower and REIT may purchase, redeem or otherwise acquire Equity Interests issued by it with the proceeds received from the substantially concurrent issue (occurring in under thirty (30) days) of new Equity Interests, (iii) the Borrower, REIT and each Subsidiary may make payments in lieu of the issuance of fractional shares representing insignificant interests in connection with the exercise of warrants, options or other securities convertible into or exchangeable for Equity Interests of REIT, the Borrower or any Subsidiary, (iv) the Borrower, REIT and each Subsidiary may make non-cash Distributions in connection with the implementation of or pursuant to any retirement, health, stock option and other benefit plans, bonus plans, performance-based incentive plans, and other similar forms of compensation for the benefit of the directors, officers and employees of REIT, the Borrower and the Subsidiaries, (v) from and after the commencement of the Distributions Covenant Commencement Quarter, REIT may, and the Borrower may make Distributions to allow REIT to, make payments for share repurchase programs in connection with the listing of REIT on an exchange, provided that such payments shall be made within ninety (90) days of such listing and shall not exceed $300,000,000.00 in the aggregate (which limit shall not include payments, if any, made pursuant to §8.7(a)(vii) below), (vi) the Borrower or any Guarantor may make any Distribution of non-core assets (or the Equity Interest of any Subsidiary of which the sole assets are non-core assets) acquired as permitted under §§8.3(o) or 8.4 provided that (A) such Distribution shall be made within one year of such acquisition, (B) immediately prior thereto, and immediately thereafter and after giving effect thereto, no Default or Event of Default has occurred or would result therefrom and (C) the Borrower, REIT and their respective Subsidiaries, as applicable, will remain in pro forma compliance with the covenants set forth in §9 after giving effect to such Distribution, (vii) from and after the commencement of the Distributions Covenant Commencement Quarter, REIT may, and the Borrower may make Distributions to allow REIT to, at any time, make payments for share repurchases not to exceed $50,000,000.00 in the aggregate (which limit shall not include payments, if any, made pursuant to §8.7(a)(v) above), so long as, after giving effect to any such payment(s) made pursuant to this §8.7(a)(vii), in each case after such payment(s) are made, (A) the Borrower shall have Unrestricted Cash and Cash Equivalents of at least Thirty Million and No/100 Dollars ($30,000,000.00), and (B) the ratio of Consolidated Total Indebtedness to Consolidated Total Asset Value (expressed as a percentage), determined as of the date such payment is made after giving effect thereto, shall not exceed fifty-five percent (55%), provided, that within five (5) Business Days after the making of any payment(s) pursuant to this §8.7(a)(vii), the Borrower shall deliver to the Agent a Compliance Certificate, which Compliance Certificate shall include (in addition to the items included in the form of Compliance Certificate attached as Exhibit I hereto) in reasonable detail computations evidencing compliance with the covenants set forth in clauses (A) and (B) of this §8.7(a)(vii), (viii) in connection with the initial listing of REIT’s common stock on an exchange and continuing thereafter so long as REIT’s common stock is listed on such exchange, the Borrower shall be permitted to issue LTIP Units to Advisor pursuant to an Outperformance Agreement; provided that any further distributions with respect thereto shall be subject to the limits on Distributions set forth in this §8.7, and (ix) the Borrower and REIT shall be permitted to make Distributions to the Special Limited Partner in respect of the Incentive Listing Note consisting of (i) the issuance of operating partnership units of the Borrower or common stock of REIT to the Special Limited Partner upon the conversion of the Incentive Listing Note (other than any Permitted Incentive Listing Note Distribution), and (ii) from and after the commencement of the Distributions Covenant Commencement Quarter, Permitted Incentive Listing Note Distributions which in the aggregate shall not exceed $100,000,000. For purposes of this §8.7(a), Distributions shall not include any Dividend Reinvestment Proceeds. For the avoidance of doubt, this §8.7 shall have no effect for the period commencing on and including April 1, 2020 and ending on and including June 30, 2020.”;

(m)          By deleting in its entirety §9.2 of the Credit Agreement and inserting in lieu thereof the following new §9.2:

“§9.2 Consolidated Total Indebtedness to Consolidated Total Asset Value. From and after the fiscal quarter commencing on July 1, 2020, the Borrower will not at any time permit the ratio of Consolidated Total Indebtedness to Consolidated Total Asset Value (expressed as a percentage) to exceed (a) for the period commencing on July 1, 2020 and ending on June 30, 2021, sixty-seven and one-half percent (67.5%), and (b) for the period commencing on July 1, 2021 and continuing thereafter, sixty-five percent (65%); provided, however, notwithstanding the foregoing, that from and after the Distributions Covenant Commencement Quarter, the Borrower will not at any time permit the ratio of Consolidated Total Indebtedness to Consolidated Total Asset Value (expressed as a percentage) to exceed sixty-two and one-half percent (62.5%). For the avoidance of doubt, the ratio of Consolidated Total Indebtedness to Consolidated Total Asset Value shall not be tested for the fiscal quarter commencing on April 1, 2020 and ending on June 30, 2020; provided, however, Borrower shall be required to report said ratio for such fiscal quarter in the Compliance Certificate delivered with respect to such fiscal quarter pursuant to §7.4(c).”; and

(n)           By deleting in its entirety §9.3 of the Credit Agreement and inserting in lieu thereof the following new §9.3:

“§9.3      Adjusted Consolidated EBITDA to Consolidated Fixed Charges. From and after the fiscal quarter commencing on July 1, 2020, the Borrower will not at any time permit the ratio of Adjusted Consolidated EBITDA to Consolidated Fixed Charges for the most recently ended four (4) fiscal quarters to be less than (a) for the period commencing on July 1, 2020 and ending on March 31, 2021, 1.50 to 1.00, (b) for the period commencing on April 1, 2021 and ending on June 30, 2021, 1.55 to 1.00, and (c) for the period commencing on July 1, 2021 and continuing thereafter 1.60:1.00. For the avoidance of doubt, the ratio of Adjusted Consolidated EBITDA to Consolidated Fixed Charges for the most recently ended four (4) fiscal quarters shall not be tested for the fiscal quarter commencing on April 1, 2020 and ending on June 30, 2020; provided, however, Borrower shall be required to report said ratio for such fiscal quarter in the Compliance Certificate delivered with respect to such fiscal quarter pursuant to §7.4(c).”

3.             Limited Waiver. Subject to the execution and delivery of this Amendment by the Borrower and the Guarantors, the Agent and the Majority Lenders hereby agree that any Default or Event of Default that may have occurred during the period commencing on and including April 1, 2020 and ending on and including June 30, 2020 under §8.7(a), §9.2 or §9.3 of the Credit Agreement, and any additional Default or Event of Default resulting therefrom, prior to the effectiveness of this Amendment, if any, shall be waived. The aforesaid waiver shall only be applicable to the limited circumstances described in the immediately preceding sentence, and except as expressly provided in this Amendment, Borrower and Guarantors shall be required to strictly comply with the provisions of the Credit Agreement and the other Loan Documents (as amended hereby). Borrower and Guarantors acknowledge that the Agent and the Lenders party hereto have made no agreement, and are in no way obligated, to grant any future extension, waiver, indulgence or consent.

4.             References to Loan Documents. All references in the Loan Documents to the Credit Agreement shall be deemed a reference to the Credit Agreement as modified and amended herein.

5.             Consent and Acknowledgment of Borrower and Guarantors. By execution of this Amendment, the Guarantors hereby expressly consent to the modifications and amendments relating to the Credit Agreement as set forth herein and any other agreements or instruments executed in connection herewith, and Borrower and Guarantors hereby acknowledge, represent and agree that (a) the Credit Agreement, as modified and amended herein, and the other Loan Documents remains in full force and effect and constitutes the valid and legally binding obligation of Borrower and Guarantors, as applicable, enforceable against such Persons in accordance with their respective terms, (b) that the Guaranty extends to and applies to the Credit Agreement as modified and amended herein, and (c) that the execution and delivery of this Amendment and any other agreements or instruments executed in connection herewith does not constitute, and shall not be deemed to constitute, a release, waiver or satisfaction of Borrower’s or any Guarantor’s obligations under the Loan Documents.

6.             Representations and Warranties. Borrower and Guarantors represent and warrant to Agent and the Lenders as follows:

(a)          Authorization. The execution, delivery and performance of this Amendment and any other agreements or instruments executed in connection herewith and the transactions contemplated hereby and thereby (i) are within the authority of Borrower and Guarantors, (ii) have been duly authorized by all necessary proceedings on the part of the Borrower and Guarantors, (iii) do not and will not conflict with or result in any breach or contravention of any provision of law, statute, rule or regulation to which Borrower or any Guarantor is subject or any judgment, order, writ, injunction, license or permit applicable to Borrower or any Guarantor, (iv) do not and will not conflict with or constitute a default (whether with the passage of time or the giving of notice, or both) under any provision of the partnership agreement, articles of incorporation or other charter documents or bylaws of, or any agreement or other instrument binding upon, Borrower or any Guarantor or any of their respective properties, (v) do not and will not result in or require the imposition of any lien or other encumbrance on any of the properties, assets or rights of Borrower or any Guarantor, other than those in favor of Agent, on behalf of itself and the other Lenders, pursuant to the Loan Documents, and (vi) do not require the approval or consent of any Person other than those already obtained and delivered to the Agent.

(b)               Enforceability. This Amendment and any other agreements or instruments executed in connection herewith to which Borrower or any Guarantor is a party are the valid and legally binding obligations of Borrower and Guarantors enforceable in accordance with the respective terms and provisions hereof, except as enforceability is limited by bankruptcy, insolvency, reorganization, moratorium or other laws relating to or affecting generally the enforcement of creditors’ rights and the effect of general principles of equity.

(c)               Governmental Approvals. The execution, delivery and performance of this Amendment and any other agreements or instruments executed in connection herewith and the transactions contemplated hereby and thereby do not require the approval or consent of, or any filing or registration with, or the giving of any notice to, any court, department, board, governmental agency or authority other than those already obtained, and filings after the date hereof of disclosures with the SEC, or as may be required hereafter with respect to tenant improvements, repairs or other work with respect to any Real Estate.

(d)               Reaffirmation of Representations and Warranties. Each of the representations and warranties made by or on behalf of the Borrower, the Guarantors or any of their respective Subsidiaries contained in the Credit Agreement, the other Loan Documents or in any document or instrument delivered pursuant to or in connection with the Credit Agreement or this Amendment is true and correct in all material respects as of the date hereof, with the same effect as if made at and as of the date hereof, except to the extent of changes resulting from transactions permitted by the Loan Documents (it being understood and agreed that, with respect to any representation or warranty which by its terms is made as of a specified date, such representation or warranty is reaffirmed hereby only as of such specified date), in each case, after giving effect to this Amendment. To the extent that any of the representations and warranties contained in the Credit Agreement, any other Loan Document or in any document or instrument delivered pursuant to or in connection with the Credit Agreement or this Amendment is qualified by “Material Adverse Effect” or any other materiality qualifier, then the qualifier “in all material respects” contained in this Paragraph 6(d) shall not apply with respect to any such representations and warranties.

7.                  No Default. By execution hereof, the Borrower and the Guarantors certify that, immediately after giving effect to this Amendment, there exists no Default or Event of Default as of the date of this Amendment.

8.                  Waiver of Claims. Borrower and Guarantors acknowledge, represent and agree that none of such Persons has any defenses, setoffs, claims, counterclaims or causes of action of any kind or nature whatsoever arising on or before the date hereof with respect to the Loan Documents, the administration or funding of the Loan or the Letters of Credit or with respect to any acts or omissions of Agent or any Lender, or any past or present officers, agents or employees of Agent or any Lender pursuant to or relating to the Loan Documents, and each of such Persons does hereby expressly waive, release and relinquish any and all such defenses, setoffs, claims, counterclaims and causes of action arising on or before the date hereof, if any.

9.                  Ratification. Except as hereinabove set forth, all terms, covenants and provisions of the Credit Agreement remain unaltered and in full force and effect, and the parties hereto do hereby expressly ratify and confirm the Credit Agreement as modified and amended herein. Without limiting the foregoing, the parties hereto further acknowledge and agree that (i) the undersigned Guarantor ARHC PSWSGMA01, LLC, a Delaware limited liability company (“PSWSGMA01”) became a party to the Guaranty, the Indemnity Agreement and the Contribution Agreement pursuant to that certain Joinder Agreement dated as of August 16, 2019 executed by PSWSGMA01 and certain other Guarantors in favor of Agent (the “PSWSGMA01 Joinder Agreement”), and (ii) the PSWSGMA01 Joinder Agreement incorrectly sets forth the name of PSWSGMA01 as “ARHC PSWSDMA01, LLC”, and each reference to “ARHC PSWSDMA01, LLC, a Delaware limited liability company” in the Guaranty, the Indemnity Agreement, the Contribution Agreement and the other Loan Documents is hereby deleted in its entirety and replaced with “ARHC PSWSGMA01, LLC, a Delaware limited liability company”, and PSWSGMA01 hereby expressly ratifies and confirms the Guaranty, the Indemnity Agreement and the Contribution Agreement and acknowledges and agrees that such documents remain the valid and legally binding obligation of PSWSGMA01, enforceable in accordance with the respective terms and provisions thereof, except as enforceability is limited by bankruptcy, insolvency, reorganization, moratorium or other laws relating to or affecting generally the enforcement of creditors’ rights and the effect of general principles of equity. Nothing in this Amendment or any other document delivered in connection herewith shall be deemed or construed to constitute, and there has not otherwise occurred, a novation, cancellation, satisfaction, release, extinguishment or substitution of the indebtedness evidenced by the Notes or the other obligations of Borrower and Guarantors under the Loan Documents.

10.              Effective Date. This Amendment shall be deemed effective and in full force and effect upon confirmation by the Agent of the satisfaction of the following conditions:

(a)               the execution and delivery of this Amendment by Borrower, Guarantors, Agent and the Majority Lenders;

(b)               receipt by Agent of evidence that the Borrower shall have paid all fees due and payable with respect to this Amendment;

(c)               receipt by Agent of such other resolutions, certificates, documents, instruments and agreements as the Agent may reasonably request;

(d)               receipt by Agent of a UCC and tax lien search with respect to the Borrower searching the records of the Delaware Secretary of State provided by a records search firm reasonably acceptable to Agent disclosing no security agreements, financing statements or other liens on personal property or any tax liens except as permitted by the Credit Agreement;

(e)               delivery to Agent of (i) a Borrowing Base Certificate and (ii) a Compliance Certificate evidencing compliance with the covenants described in §9 of the Credit Agreement and the other covenants described in such Compliance Certificate (as such covenants have been modified pursuant to this Amendment), calculated in good faith based on the pro forma consolidated financial statements of REIT for the calendar quarter ended June 30, 2020; and

(f)                the Borrower shall have paid the reasonable fees and expenses of Agent in connection with this Amendment.

11.           Amendment as Loan Document. This Amendment shall constitute a Loan Document.

12.          Counterparts. This Amendment may be executed in any number of counterparts which shall together constitute but one and the same agreement.

13.          MISCELLANEOUS. THIS AMENDMENT SHALL, PURSUANT TO NEW YORK GENERAL OBLIGATIONS LAW SECTION 5-1401, BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK. This Amendment shall be binding upon and shall inure to the benefit of the parties hereto and their respective permitted successors, successors-in-title and assigns as provided in the Credit Agreement. All interest accrued and unpaid under the Credit Agreement as of the Effective Date shall be due and payable in the amount determined pursuant to the Credit Agreement prior to the effectiveness of this Amendment for periods prior to the Effective Date on the next payment date for such interest set forth in the Credit Agreement.

14.           Electronic Signatures. Delivery of an executed counterpart of a signature page to this Amendment by facsimile or as an attachment to an electronic mail message in .pdf, .jpeg, .TIFF or similar electronic format shall be effective as delivery of a manually executed counterpart of this Amendment for all purposes. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to this Amendment and any other Loan Document to be signed in connection with this Amendment, the other Loan Documents and the transactions contemplated hereby and thereby shall be deemed to include Electronic Signatures, deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any Applicable Law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act; provided that nothing herein shall require the Agent to accept electronic signatures in any form or format without its prior written consent. For the purposes hereof, “Electronic Signatures” means an electronic sound, symbol, or process attached to, or associated with, a contract or other record and adopted by a Person with the intent to sign, authenticate or accept such contract or record. Each of the parties hereto represents and warrants to the other parties hereto that it has the corporate capacity and authority to execute the Amendment through electronic means and there are no restrictions for doing so in that party’s constitutive documents. Without limiting the generality of the foregoing, the Borrower hereby (i) agrees that, for all purposes, including without limitation, in connection with any workout, restructuring, enforcement of remedies, bankruptcy proceedings or litigation among any of the Agent or the Lenders and any of the Borrower or Guarantors, electronic images of this Agreement or any other Loan Document (in each case, including with respect to any signature pages thereto) shall have the same legal effect, validity and enforceability as any paper original, and (ii) waives any argument, defense or right to contest the validity or enforceability of any Loan Document based solely on the lack of paper original copies of such Loan Document, including with respect to any signature pages thereto.

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IN WITNESS WHEREOF, the parties hereto have hereto set their hands and affixed their seals as of the day and year first above written.

BORROWER:

HEALTHCARE TRUST OPERATING PARTNERSHIP, L.P., a Delaware limited partnership

By:	HEALTHCARE TRUST, INC.,
a Maryland corporation, its general partner

	By:	/s/ Katie P. Kurtz
Name: Katie P. Kurtz
Title: Chief Financial Officer, Treasurer and Secretary

(SEAL)

REIT:

HEALTHCARE TRUST, INC., a Maryland corporation

By:	/s/ Katie P. Kurtz
Name: Katie P. Kurtz
Title: Chief Financial Officer, Treasurer and Secretary

(SEAL)

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Second Amendment to First Amended and Restated Senior Secured Credit Agreement

SUBSIDIARY GUARANTORS:

ARHC BMBWNIL01, LLC;

ARHC FMWEDAL01, LLC;

ARHC AHJACOH01, LLC;

ARHC LMHBGPA01, LLC;

ARHC GHGVLSC01, LLC;

ARHC TRS HOLDCO II, LLC;

ARHC DFDYRIN01, LLC;

ARHC FMMUNIN01, LLC;

ARHC NVWELFL01, LLC;

ARHC DVMERID01, LLC;

ARHC ALSPGFL01, LLC;

ARHC RWROSGA01, LLC;

ARHC WHWCHPA01, LLC;

ARHC AAEKHWI01, LLC;

ARHC WWGDRMI01, LLC;

ARHC CMLITCO01, LLC;

ARHC WGWCHIL01, LLC;

ARHC CHSGDIL01, LLC;

ARHC CHPTNIL01, LLC;

ARHC MTMTNIL01, LLC;

ARHC MVMTNIL01, LLC;

ARHC RHMARIL01, LLC; and

ARHC HHPEOIL01, LLC,

each a Delaware limited liability company

By:	/s/Michael Anderson
Name: Michael Anderson
Title: Authorized Signatory

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Second Amendment to First Amended and Restated Senior Secured Credit Agreement

SUBSIDIARY GUARANTORS:

ARHC ECGVLSC01, LLC;

ARHC SLKLAOR01, LLC;

ARHC DVMERID01 TRS, LLC;

ARHC ALSPGFL01 TRS, LLC;

ARHC RWROSGA01 TRS, LLC;

ARHC WHWCHPA01 TRS, LLC;

ARHC LCDIXIL01, LLC;

ARHC AVBURWI01, LLC;

ARHC RWCUDWI01, LLC;

ARHC ACRICKY01, LLC;

ARHC SSTMPFL01, LLC;

ARHC HCTMPFL01, LLC;

ARHC TPTMPFL01, LLC;

ARHC WCWCHFL01, LLC;

ARHC AHMLWWI01, LLC;

ARHC VSTALFL01, LLC,

ARHC LCDIXIL01 TRS, LLC;

ARHC AVBURWI01 TRS, LLC;

ARHC RWCUDWI01 TRS, LLC; and

ARHC ACRICKY01 TRS, LLC,

each a Delaware limited liability company

By:	/s/ Michael Anderson
Name: Michael Anderson
Title: Authorized Signatory

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Second Amendment to First Amended and Restated Senior Secured Credit Agreement

SUBSIDIARY GUARANTORS:

ARHC AHWTMWI01, LLC;

ARHC AHKIEWI01, LLC;

ARHC AHGBYWI01, LLC;

ARHC AHGVLWI01, LLC;

ARHC AHWTFWI01, LLC,

ARHC OCWMNLA01, LLC;

ARHC DDLARFL01, LLC;

ARHC DMDCRGA01, LLC;

ARHC MHCLVOH01, LLC;

ARHC CCGBGIL01, LLC;

ARHC VAGBGIL01, LLC;

ARHC LMFMYFL01, LLC;

ARHC RACLWFL01, LLC;

ARHC DDHUDFL01, LLC;

ARHC RMRWLTX01, LLC;

ARHC GFGBTAZ01, LLC;

ARHC BMWRNMI01, LLC;

ARHC MMJLTIL01, LLC;

ARHC CHCOLIL01, LLC;

ARHC CHCOLIL01 TRS, LLC;

ARHC WMBRPMI01, LLC;

ARHC TCHOUTX01, LLC;

ARHC GDFMHMI01, LLC;

ARHC CMWTSMI001, LLC;

ARHC CMSHTMI001, LLC;

ARHC PWHLTMI01, LLC; and

ARHC PPCLRMI01, LLC,

each a Delaware limited liability company

By:	/s/ Michael Anderson
Name: Michael Anderson
Title: Authorized Signatory

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Second Amendment to First Amended and Restated Senior Secured Credit Agreement

SUBSIDIARY GUARANTORS:

ARHC RHMESAZ01, LLC;

ARHC PPGBLMI01, LLC;

ARHC WHYRKPA01, LLC;

ARHC LMLANPA01, LLC;

ARHC PSSGDMA01, LLC;

ARHC PSWSGMA01, LLC;

ARHC PSNHTMA01, LLC;

ARHC NVWELFL01 TRS, LLC;

ARHC CFGREOR01, LLC;

ARHC SFFLDIA01, LLC;

ARHC SPPLSIA01, LLC;

ARHC PHTIPIA01, LLC;

ARHC PSINDIA01, LLC;

ARHC PHOTTIA01, LLC;

ARHC GOFENMI01, LLC;

ARHC PCPLSMI01, LLC;

ARHC PPDWTMI01, LLC;

ARHC ALELIKY01, LLC;

ARHC CFGREOR01 TRS, LLC;

ARHC SFFLDIA01 TRS, LLC;

ARHC SPPLSIA01 TRS, LLC;

ARHC PHTIPIA01 TRS, LLC;

ARHC PSINDIA01 TRS, LLC;

ARHC PHOTTIA01 TRS, LLC;

ARHC ALELIKY01 TRS, LLC; and

ARHC PPDWTMI01 TRS, LLC,

each a Delaware limited liability company

By:	/s/ Michael Anderson
Name: Michael Anderson
Title: Authorized Signatory

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Second Amendment to First Amended and Restated Senior Secured Credit Agreement

SUBSIDIARY GUARANTORS:

ARHC NVLTZFL01, LLC;

ARHC NVLTZFL01 TRS, LLC;

ARHC FVECOCA01, LLC;

ARHC FVECOCA01 TRS, LLC;

ARHC CHSPTIL01, LLC;

ARHC UPHBGPA01, LLC;

ARHC UPMBGPA01, LLC;

ARHC UPHBGPA02, LLC;

ARHC SARCOIL01, LLC;

ARHC CHSPTIL01 TRS, LLC,

ARHC SCTEMTX01, LLC;

ARHC SMMDSIA01, LLC;

ARHC ATROCIL01, LLC;

ARHC BWBRUGA01, LLC;

ARHC DBDUBGA01, LLC;

ARHC HRHAMVA01, LLC;

ARHC BSNPLFL01, LLC;

ARHC SMMDSIA01 TRS, LLC;

ARHC ATROCIL01 TRS, LLC;

ARHC BWBRUGA01 TRS, LLC;

ARHC DBDUBGA01 TRS, LLC;

ARHC BSNPLFL01 TRS, LLC, and

each a Delaware limited liability company

By:	/s/ Michael Anderson
Name: Michael Anderson
Title: Authorized Signatory

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Second Amendment to First Amended and Restated Senior Secured Credit Agreement

SUBSIDIARY GUARANTORS:

LIFEHOUSE PRESTIGE WAY OPERATIONS, LLC;
LIFEHOUSE CLARE OPERATIONS, LLC;
LIFEHOUSE GRAND BLANC OPERATIONS; LLC;
LIFEHOUSE - GOLDEN ACRES OPERATIONS, LLC; and
LIFEHOUSE MT. PLEASANT OPERATIONS, LLC, each a Michigan limited liability company

By:	/s/ Michael Anderson
Name: Michael Anderson
Title: Authorized Signatory

LEISURE LIVING MANAGEMENT OF GRAND RAPIDS, INC., a Michigan corporation

By:	/s/ Katie P. Kurtz
Name: Katie P. Kurtz
Title: Vice President

LEISURE LIVING MANAGEMENT OF LANSING, INC., a Michigan corporation

By:	/s/ Katie P. Kurtz
Name: Katie P. Kurtz
Title: Vice President

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Second Amendment to First Amended and Restated Senior Secured Credit Agreement

AGENT AND LENDERS:

KEYBANK NATIONAL ASSOCIATION, individually as a Lender and as the Agent

By:	/s/ Mark Amantea
Name: Mark Amantea
Title: Vice President

BMO HARRIS BANK N.A., as a Lender

By:
Name:
Title:

CITIZENS BANK, N.A., as a Lender

By:	/s/ Nan E. Delahunt
Name: Nan E. Delahunt
Title: Vice President

BBVA USA, an Alabama banking corporation, f/k/a Compass Bank, as a Lender

By:	/s/ Scott Childs
Name: Scott Childs
Title: Senior Vice President

CAPITAL ONE, NATIONAL ASSOCIATION, as a Lender

By:	/s/ Danny Moore
Name: Danny Moore
Title: Authorized Signatory

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Second Amendment to First Amended and Restated Senior Secured Credit Agreement

COMERICA BANK, as a Lender

By:	/s/ Charles Weddell
Name: Charles Weddell
Title: Vice President

SYNOVUS BANK, as a Lender

By:	/s/ Zachary Braun
Name: Zachary Braun
Title: Relationship Manager

FIRST HORIZON BANK, SUCCESSOR BY CONVERSION TO FIRST HORIZON BANK, A DIVISION OF FIRST TENNESSEE BANK NATIONAL ASSOCIATION, as a Lender

By:	/s/ Christina Blackwell
Name: Christina Blackwell
Title: Vice President

SOCIÉTÉ GÉNÉRALE, as a Lender

By:	/s/ John Hogan
Name: John Hogan
Title: Director

Second Amendment to First Amended and Restated Senior Secured Credit Agreement